Exhibit 4.1

CAPITAL PLAN

of the

Federal Home Loan Bank of Pittsburgh

As Approved by the Executive Committee on
April 26, 2002

TABLE OF CONTENTS

I. Purpose	3
A. General	3

II. Stock Investment	3
A. General	3
B. Minimum Amount	3
C. Adjustments to Minimum Amount	7

III. Transition Rule	7
A. Manner of conversion	7
B. Right to opt out of Capital Plan	8
C. Effects of Opting Out of the Conversion	8
D. Failure of a Member to affirm election to convert	8
E. Timetable for transition and full capital compliance	8

IV. Par Value, Rights, Terms, and Preferences of Capital Stock	8
A. Par Value	8
B. Ownership	8
C. Limitations	9
D. Dividends	9
E. Redemption	9
F. Cancellation of Redemption	9
G. Limited Transferability	9
H. Termination of Membership	9
I. Voting rights	11
J. Rights in Bank Merger	11
K. Rights in Bank Liquidation	11

V. Bank Review of Plan	11
A. Review by Independent CPA	11
B. Review by NRSRO	11
C. Good faith effort determination	12
D. Approval by FHFB	12
E. Process for Amending this Plan	12

VI. Definitions	12

Exhibit A — General instructions for maximum borrowing capacity (MBC) calculation
Exhibit B. — Line description for MBC calculation — banks
Exhibit C — Line descriptions for MBC calculation — thrifts
Exhibit D — Line descriptions for MBC calculation — credit unions
Exhibit E — Line descriptions for MBC calculation — insurance companies

Schedule A

I.	Purpose

A.	General. This Capital Plan is being implemented to comply with the provisions of the Bank Act and Capital Regulation.

1.	Effective Date. The Capital Plan will become effective on the Recalculation/Conversion Date, which shall be the date stated in a Notice to Members. Unless directed otherwise by the Finance Board, the Recalculation/Conversion Date shall not be greater than 18 months after the Finance Board approves the Capital Plan nor less than sixty (60) days after the date of the Notice to Members.

2.	Capitalized Terms. All capitalized terms used but not defined elsewhere in the Capital Plan shall have the meaning ascribed to such terms in Section VI.

II.	Stock Investment

A.	General. Adequate capitalization is required to: (a) provide for the safe and sound operation of the Bank; (b) permit prudent leveraging into products and services of benefit to Members and Housing Associates; (c) provide appropriate risk-adjusted Member dividend returns; (d) protect creditors of the Bank and the Bank System against loss; (e) generate earnings sufficient to meet the Bank’s various community support and public purpose obligations; and (f) comply with prevailing Minimum Regulatory Capital Requirements. Towards these objectives, this Capital Plan requires Members to make certain Minimum Member Stock Investments in the Bank.

B.	Minimum Amount

1.	General. The need for capital is in great part a function of the volumes of and risks inherent in the products and services provided by the Bank to its Members, including the potential for Members to borrow from the Bank. Therefore, the Capital Stock of the Bank should be contributed in general proportion to the distribution of such products and services to its Members, including their potential borrowing activities. Each Member must purchase and maintain a minimum investment in the Capital Stock of the Bank in an amount determined in accordance with the requirements of this Capital Plan.

2.	Minimum Member Stock Investment. Each Member is required to maintain a Minimum Member Stock Investment, both as a condition to becoming and remaining a Member and as a condition to obtaining Loans from the Bank, access to the Bank’s credit products through its Unused Borrowing Capacity, and to support Acquired Member Assets with the Bank. The total amount of the required minimum investment of all Members shall be sufficient to ensure that the Bank stays in compliance with the Minimum Regulatory Capital Requirements under the Capital Regulation. The Board of Directors will monitor and, as necessary, adjust the minimum investment to provide for Capital Stock purchases and maintenance by all Members sufficient to allow the Bank to remain in compliance with its Minimum Regulatory Capital Requirements.

a)	Member Loan Stock Purchase Requirement. Each Member is required to purchase and hold Capital Stock in an amount equal to the Bank’s Member Loan Stock Purchase Percentage multiplied by all the Loans extended from the Bank to that Member. The Member Loan Stock Purchase Requirement will be calculated at the time each Loan is Transacted. The Member Loan Stock Purchase Percentage is set forth on Schedule A. From time to time, upon approval by the Board of Directors, the Member Loan Stock Purchase Percentage may be adjusted to as high as six percent (6.0%) or to as low as four and one half percent (4.5%). Changes outside this range would constitute an amendment to this Capital Plan that would require Finance Board approval. An adjustment in the Member Loan Stock Purchase Percentage may be applied in either of the following manners:

(1)	A change in the Member Loan Stock Purchase Percentage may be applied prospectively, affecting only Loans Transacted subsequent to the change in the Member Loan Stock Purchase Percentage, or

(2)	A change in the Member Loan Stock Purchase Percentage may be applied retrospectively, in which case the new Member Loan Stock Purchase Percentage would be applied both to the Member Loans outstanding at the time of such change and to any Loans Transacted subsequent to such change. If a change in Member Loan Stock Purchase Requirement is made retrospectively, the Board of Directors may choose to either:

(i)	apply the new Member Loan Stock Purchase Percentage to all Member Loans outstanding at the time of such change, or

(ii)	apply the new Member Loan Stock Purchase Percentage only to Member Loans which do not include a Principal Prepayment Fee.

b)	Unused Borrowing Capacity Stock Purchase Requirement. Each Member is required to purchase and hold Capital Stock in an amount equal to the Bank’s Unused Borrowing Capacity Percentage multiplied by the principal amount of Unused Borrowing Capacity of that Member. The amount of Unused Borrowing Capacity shall be calculated no later than April 10 th of each year and at the time each Loan is Transacted. The Unused Borrowing Capacity Percentage is set forth on Schedule A. From time to time, upon approval by the Board of Directors, the Unused Borrowing Capacity Percentage may be adjusted to as high as one and one-half percent (1.5%) or to as low as zero percent (0%).

Changes outside this range would constitute an amendment to this Capital Plan, which would require Finance Board approval. An adjustment in the Unused Borrowing Capacity Percentage will be applied to the principal amount of Unused Borrowing Capacity for all future calculations. From time-to-time, in the discretion of the Board, the amount any one Member would have to purchase under the Unused Borrowing Capacity Stock Purchase Requirement may be subject to a cap of no less than $10 million.

c)	Acquired Member Asset Purchase Requirement. Each Member is required to purchase and hold Capital Stock in an amount equal to the Bank’s Acquired Member Asset Purchase Percentage multiplied by the amount of Acquired Member Assets delivered by that Member and held by the Bank at the time the transaction occurs (in the Bank’s discretion, it may recalculate the member’s Acquired Member Asset Purchase Requirement from time-to-time to capture any reductions in the amount of Acquired Member Assets then being held by the Bank). The Acquired Member Asset Purchase Percentage is set forth on Schedule A. From time to time, upon approval by the Board of Directors, the Acquired Member Asset Purchase Percentage may be adjusted to as high as four percent (4.0%) or to as low as zero percent (0.0%). Changes outside this range would constitute an amendment to this Capital Plan that would require Finance Board approval. Adjustments made to the Bank’s Acquired Member Assets Purchase Percentage, if any, shall be applied in accordance with the following:

(1)	Any increase in Acquired Member Asset Purchase Percentage shall be applied only on a prospective basis, i.e., affecting only master commitments entered into between a Member and the Bank subsequent to such increase in the Acquired Member Asset Purchase Percentage.

(a)	Any Acquired Member Assets delivered to the Bank under a master commitment made prior to an increase in Acquired Member Asset Purchase Percentage shall be subject to the lower Acquired Member Asset Purchase Percentage, if any, that had been in effect at the time that master commitment was originally accepted by the Bank.

(2)	Any decrease in Acquired Member Asset Purchase Percentage may, in the sole discretion of the Bank, be applied either retrospectively, affecting all Acquired Member Assets previously delivered and held by the Bank or to be delivered under existing master commitments, or prospectively, affecting only master commitments entered into subsequent to such decrease in the Acquired Member Asset Purchase Percentage.

3.	Excess Stock Investment. A Member may hold Excess Stock to the extent it has the legal authority under applicable statutes and regulations, subject to the following:

a)	Repurchase. With Notice to Members of at least one (1) Business Day, the Bank, in its sole discretion, may elect to Repurchase Excess Stock shares at any time. The Bank will Repurchase Excess Stock from all Members on a pro rata basis (provided, however, in the event a Member has given Written Notice of its intent to redeem Excess Stock the Bank may, in its sole discretion, Repurchase the Excess Stock of that Member as set forth below). The effect of Repurchasing Capital Stock by the Bank is to retire such shares. The one (1) Business Day Notice to Members does not apply to the repurchase of Capital Stock on the Recalculation/Conversion Date.

b)	Redemption. A Member may, at its discretion, request a Redemption of Capital Stock by providing Written Notice. A Member may request a Redemption of some or all of its Capital Stock in accordance with the Redemption terms of this Capital Plan. The 5-year Redemption period commences upon the receipt of the Written Notice that specifies the number of shares to be redeemed. Following Written Notice of a Member’s intent to redeem shares, but prior to actual Redemption, the Bank may, in its sole discretion, elect to Repurchase those Excess Stock shares for which it has already received a Redemption request. In the event that multiple Redemption requests are pending, the Bank may, in its sole discretion, elect to Repurchase Excess Stock on a prorated basis or according to the order in which the Redemption requests were received by the Bank, or according to another allocation method as necessary to maintain ongoing compliance with the Bank’s Capital Regulations. The effect of Redeeming Excess Stock shares by the Bank is to retire such shares. A request by a Member (whose Membership has not been terminated) to redeem Capital Stock shall automatically be cancelled if the Bank is prevented from redeeming the Member’s Capital Stock because such redemption would cause the Member to fail to meet its Minimum Member Stock Investment. The effective date of the automatic cancellation shall be five (5) business days after the expiration of the applicable redemption notice period.

c)	Limitation on Repurchase and Redemption. The Repurchase and Redemption of Capital Stock will be subject to the applicable restrictions set forth in 12 C.F.R. sections 931.7 and 931.8. A Member’s right to the Repurchase or Redemption of its Excess Stock may be impaired by these regulatory requirements if the Bank has used the Member’s Excess Stock to provide the necessary capital support for its investments and other assets.

C.	Adjustments to Minimum Amount

1.	Member Acceptance. Each Member is required to comply with any changes adopted in the Bank’s Capital Plan, including any adjustments made by the Board of Directors that may lead to an increase in a Member’s Minimum Member Stock Investment. In order to effectuate the sale of additional Capital Stock required due to such changes in terms, the Bank is authorized to issue Capital Stock in the name of a Member and to withdraw appropriate payment from the Member’s Demand Deposit Account.

2.	Prior Notice. The Bank shall provide at least fifteen (15) days Notice to Members prior to implementing any adjustment to the Member Loan Stock Purchase Percentage, Unused Borrowing Capacity Percentage, or Acquired Member Asset Purchase Percentage if doing so affects the total Minimum Member Stock Investment of the Member. The Bank shall implement the adjustments on the date stated in the Notice to Members.

III.	Transition Rule

A.	Manner of conversion. The following steps shall be taken to implement the Bank’s Capital Plan:

1.	Stock Conversion. On the Recalculation/Conversion Date, each currently outstanding share of Bank stock shall be converted into one share of Capital Stock.

2.	Recalculation of Minimum Member Stock Purchase Requirement. On the Recalculation/Conversion Date, immediately following the conversion of currently outstanding Bank stock into Capital Stock, each Member’s Minimum Member Stock Investment will be recalculated by the Bank.

3.	Identify each Member’s excess/deficient stock positions. On the Recalculation/Conversion Date, after recalculating each Member’s Minimum Member Stock Investment, each Member’s Recalculated Stock Excess/(Shortfall) shall be determined by the Bank.

4.	Adjust each Member’s stock holdings. Each Member’s holdings of Capital Stock will be adjusted on the Recalculation/Conversion Date as follows:

a)	Recalculated Stock Excess. If a Member has a Recalculated Stock Excess position, the Bank will Repurchase at par a sufficient number of shares of Capital Stock to eliminate the Member’s Excess Stock position (subject to the Bank remaining in compliance with its Minimum Regulatory Capital Requirement). Proceeds from the share Repurchase will be credited to the Member’s Demand Deposit Account with the Bank.

b)	Recalculated Stock Shortfall. If a Member has a Recalculated Stock Shortfall, the Bank will issue at par a sufficient number of shares of Capital Stock to eliminate the Member’s Recalculated Stock Shortfall position. Proceeds for the share issuance will be debited from the Member’s Demand Deposit Account with the Bank.

B.	Right to opt out of Capital Plan. Each Member retains the right to opt-out of the conversion as contained herein by providing the Finance Board with written notice of its intent to withdraw its Membership from the Bank prior to the Recalculation/Conversion Date. The written notice of its intent to withdraw must be filed with the Finance Board prior to the Opt-Out Date, which Opt-Out Date will be set forth in the Notice to Members setting forth the Recalculation/Conversion Date. The Opt-Out Date shall be 30 days prior to the Recalculation/Conversion Date.

C.	Effects of Opting Out of the Conversion. The Membership of a Member that opts-out of the conversion according to this Plan shall terminate at the earlier of: (1) six months from the date that the written notice of withdrawal was filed with the Finance Board; or (2) the effective date of this Capital Plan. On the date the Membership is terminated, all outstanding indebtedness of the Member to the Bank shall become immediately due and payable. The Bank shall cancel each currently outstanding share of Bank stock on the date the Membership terminates provided that the Bank, after such cancellation, shall remain in full compliance with the Minimum Regulatory Capital Requirement. Any Member that provides the Finance Board with written notice of its intent to withdraw after the Opt-Out Date but before the effective date of the Capital Plan shall have its existing stock converted into Capital Stock on the Recalculation/Conversion Date and the written notice shall commence the applicable five (5) year waiting period to redeem the Capital Stock.

D.	Failure of a Member to affirm election to convert. The failure to provide the written notice as set forth in Section III. B above shall be deemed by the Bank as acceptance of the terms of conversion and of the terms of this Capital Plan.

E.	Timetable for transition and full capital compliance. Immediately following the Recalculation/Conversion Date, it is anticipated that the Bank will be in full compliance with the Capital Regulation.

IV.	Par Value, Rights, Terms, and Preferences of Capital Stock

A.	Par Value. The par value of Capital Stock shall be $100. The Capital Stock shall be issued, redeemed and repurchased at par value.

B.	Ownership. The retained earnings, surplus, undivided profits and equity reserves, if any, of the Bank are owned by the holders of Capital Stock proportionate to their ownership of all outstanding shares of Capital Stock. The holders of Capital Stock shall have no right to receive any portion of these items, however, except through the declaration of a dividend or capital distribution approved by the Board of Directors or through liquidation of the Bank.

C.	Limitations.The Bank may only issue Capital Stock in accordance with this Capital Plan and the Capital Regulations. The Bank may only issue Capital Stock to Members and only Members may hold Capital Stock.

D.	Dividends. Dividends are to be declared and paid on Capital Stock from time to time as determined by the Bank’s Board of Directors, and are non-cumulative with respect to payment obligation and are not to exceed the sum of current net earnings plus net earnings previously retained by the Bank. The Board of Directors may declare and pay dividends on Capital Stock provided the Bank’s capital position is not below its Minimum Regulatory Capital Requirement nor will it be below its Minimum Regulatory Capital Requirement subsequent to the payment of the dividend.

E.	Redemption.Capital Stock shares are redeemable for cash at par value following five (5) years prior Written Notice, however, a Member may not have pending at any one time more than one Redemption request for the same share of Capital Stock.

F.	Cancellation of Redemption . In the event a Member, having previously notified the Bank in writing of its intent to redeem some or all of its Capital Stock, wishes to cancel its Redemption request before the completion of the five (5) year notification period, it may elect to do so by providing Written Notice to the Bank of its intent to cancel its Redemption request. The Bank will impose a Redemption Cancellation Fee on the Member that either voluntarily or involuntarily cancels its Redemption request; provided, however, the Bank may waive the fee for a bona fide business purpose consistent with section 7(j) of the Bank Act. The Redemption Cancellation Fee is the fee in effect at the time the Member provides Written Notice of cancellation. The Member has ten (10) business days from the date the Bank sends the Notice to Member of the amount of the Cancellation Fee to provide Written Notice of its intent to revoke the cancellation and to proceed with the Redemption of the Capital Stock it previously sought to redeem according to the original Redemption timetable, thereby avoiding the Redemption Cancellation Fee. The Redemption Cancellation Fee is calculated by taking the percentage set forth on Schedule A and multiplying it against the par value of the Capital Stock subject to the notice of Redemption. The Redemption Cancellation Fee percentage may be adjusted at the discretion of the Board of Directors to as high as five percent (5%) and to as low as zero percent (0%).

G.	Limited Transferability. A Member may only transfer any Excess Stock of the Bank it holds to another Member of the Bank or to an institution that has been approved for Membership in the Bank and that has satisfied all conditions for becoming a Member, other than the purchase of the minimum amount of Capital Stock that it is required to hold as a condition of Membership. Any such Capital Stock transfers shall be at par value and shall be effective upon being recorded on the appropriate books and records of the Bank. Capital Stock may only be traded between the Bank and its Members.

H.	Termination of Membership.The following terms pertain to the termination of a Member’s Membership in the Bank.

1.	Voluntary Withdrawal.

a)	A Member may withdraw from Membership by providing the Bank Written Notice of its intent to withdraw. A Member may cancel its notice of withdrawal at any time prior to its effective date by providing the Bank Written Notice of such cancellation. The Bank will impose a fee on a Member that cancels a notice of withdrawal; provided, however, the Bank may waive the fee for a bona fide business purpose consistent with section 7(j) of the Bank Act. The Withdrawal Cancellation Fee is the fee in effect at the time the Member provides Written Notice of cancellation. The Member has ten (10) business days from the date the Bank sends the Notice to Member of the amount of the Membership Withdrawal Cancellation Fee to provide Written Notice of its intent to revoke the cancellation, thereby avoiding the Membership Withdrawal Cancellation Fee. The Membership Withdrawal Cancellation Fee is calculated by taking the percentage set forth on Schedule A and multiplying it against the par value of the Capital Stock held by the Member. The Membership Withdrawal Cancellation Fee percentage may be adjusted at the discretion of the Board of Directors to as high as five percent (5%) and to as low as zero percent (0%).

b)	The Membership of a Member that has submitted a Written Notice of withdrawal shall terminate as of the date on which the last of the applicable Capital Stock Redemption periods ends for the Capital Stock comprising the Member’s Membership Stock Purchase Requirement, as of the date the Written Notice of withdrawal is submitted, unless the Member has cancelled its notice of withdrawal prior to that date.

c)	The receipt by the Bank of Written Notice of withdrawal shall commence the 5-year Redemption period for the Capital Stock held by the Member that is not already subject to a pending request for Redemption. In the case of a Member whose Membership has been terminated as a result of a merger or other consolidation into a non-member or a member of another Home Loan Bank, the Redemption period for any Capital Stock that is not already subject to a pending request for Redemption shall be deemed to commence on the date on which the charter of the former Member is cancelled.

d)	No Member may withdraw from Membership unless, on the date the Membership is terminated, there is in effect a certification from the Finance Board that the withdrawal of a Member will not cause the Bank System to fail to satisfy its Refcorp Obligations.

2.	Involuntary Terminations. The Board of Directors of the Bank has the right to terminate the Membership of any Member that: 1) fails to comply with any requirement of the Bank Act, Finance Board Regulations, or the Capital Plan; 2) becomes insolvent or otherwise subject to the appointment of a conservator, receiver or other legal custodian under federal or state law; or 3) would jeopardize the safety and soundness of the Bank if it were to remain a Member.

a)	The 5-year Redemption period for all the Capital Stock owned by the Member and not already subject to a pending request for Redemption shall commence on the date the Bank terminates the Member’s Membership.

3.	Liquidation of Capital Stock. If an institution ceases to be a Member of the Bank for any reason, the Bank shall require the institution to continue to hold the Capital Stock necessary to support the Loans outstanding and/or Acquired Member Assets under the terms of the Capital Plan in effect at that time. Upon the repayment of outstanding indebtedness to the Bank, including any Principal Prepayment Fees and settlement of the Member’s risk sharing obligations under any Acquired Member Asset program, the Capital Stock that was necessary to support the Loan and/or Acquired Member Asset program shall become Excess Stock subject to Repurchase by the Bank in its discretion.

4.	Liquidation of Indebtedness. The Bank will liquidate the indebtedness of any institution that ceases to be a Member in an orderly manner according to a schedule established by the Bank in its sole discretion. The Bank may require the immediate repayment of all indebtedness, in which case the Member shall be subject to any applicable Principal Prepayment Fees. In the alternative, and in the Bank’s sole discretion, the Bank may allow the institution to continue to hold on to any indebtedness for any length of period up to and including maturity.

I.	Voting rights. The voting rights associated with Capital Stock are defined herein. The voting rights associated with the election of directors are governed by Part 915 of the Rules and Regulations of the Finance Board. There shall be no voting preferences for any share of Capital Stock.

J.	Rights in Bank Merger. In the event the Bank merges with or consolidates into another Home Loan Bank, the Member will be entitled to the rights and benefits set forth in the agreement of merger approved by the Board of Directors of each Home Loan Bank and the Finance Board.

K.	Rights in Bank Liquidation. In the event the Bank is liquidated, the Member will be entitled to the rights and benefits granted to it by the Finance Board and/or Congress.

V.	Bank Review of Plan

A.	Review by Independent CPA

Attached.

B.	Review by NRSRO

Attached.

C.	Good faith effort determination

Pro forma financial projections attached.

D.	Approval by FHFB

To be attached upon receipt

E.	Process for Amending this Plan

1.	General. In order to safeguard the ability to serve its Members and protect their capital investment, accommodate changes in the Bank’s product or business mix, and maintain compliance with Capital Regulations, from time to time this Plan may be amended. Capital Plan amendments may be made as follows:

a)	Board of Directors. Upon a simple majority vote of all of the individual members of the Board of Directors, not just a simple majority vote of a quorum, a request to amend this Capital Plan may be submitted to the Finance Board. The effective date(s) for any proposed change(s) to the terms of this Capital Plan shall be contained in any amendment request as submitted to the Finance Board.

b)	Shareholder Notification. The Bank will provide Notice to Members of any request submitted to the Finance Board to amend this Capital Plan at least thirty (30) days prior to the effective date of any such requested amendment.

c)	Finance Board. To become effective, any amendment to this Capital Plan must be approved by the Finance Board.

VI.	Definitions

Certain terms used within this Capital Plan are defined as follows:

Acquired Member Asset means the outstanding principal balance of assets purchased or funded by the Bank from a Member or Housing Associate pursuant to Part 955 of the Rules and Regulations of the Finance Board.

Acquired Member Asset Purchase Percentage means the percentage set by the Board of Directors from time to time that determines how much Capital Stock a Member must purchase in relationship to the outstanding principal balance of Acquired Member Assets delivered by a Member and held the Bank.

Acquired Member Asset Purchase Requirement means the Activity Based Stock Purchase Requirement based upon Acquired Member Assets as specified in this Plan.

Activity-Based Member Stock Purchase Requirement means a stock purchase requirement under which a Member must acquire a specific amount of Capital Stock as a function of the volume of a particular product or service provided to that Member by the Bank.

Bank means the Federal Home Loan Bank of Pittsburgh.

Bank Act means the Federal Home Loan Bank Act, as amended, 12 U.S.C. 1421 through 1449.

Board of Directors means the Board of Directors of the Bank.

Business Day means any day on which the Bank is open to conduct business.

Charge Against Capital means a required reduction in the value of paid-in capital.

Capital Plan means the plan adopted by the Board of Directors and approved by the Finance Board pursuant to the Capital Regulation.

Capital Regulation means Subchapter E of Chapter IX of Title 12 of the Code of Federal Regulations.

Capital Stock means “Class B Stock” as defined by the Bank Act and Capital Regulation.

Capital Sufficiency Assets mean the book value of the Bank’s total assets less the book value of both the Bank’s outstanding Loans and its Short Term Investments maturing in one year or less.

Excess Stock means that amount of Capital Stock held by a Member in excess of its Minimum Member Stock Investment as required by this Capital Plan.

Finance Board means the Federal Housing Finance Board.

Finance Board Regulations mean Chapter IX of Title 12 of the Code of Federal Regulations, as may be amended from time to time.

GAAP means Generally Accepted Accounting Principles as applied in the United States of America.

Housing Associate means an entity that has been approved as nonmember mortgagee pursuant to part B of Part 950 of the Code of Federal Regulations.

Loan means the outstanding principal balance of an advance, as defined in Section 950.1 of the Advances Regulations.

Market Risk Model means the internal market risk model or the internal cash flow model used to calculate the market risk component of the Banks’ risk-based capital requirement approved by the Finance Board.

Member means an institution that has been approved for Membership in Bank and that has satisfied its Minimum Member Stock Investment requirement.

Member Demand Deposit Account means one or more demand deposit accounts maintain with the Bank and which are subject to the terms and conditions of the Bank’s Demand Deposit Account Agreement.

Member Loan Stock Purchase Percentage means the percentage set by the Board of Directors from time to time that determines how much Capital Stock a Member must purchase in relationship to its outstanding Loans from the Bank.

Member Loan Stock Purchase Requirement means the Activity-Based Stock Purchase Requirement based upon Loans as specified in this Plan.

Membership Stock Purchase Requirement means a stock purchase requirement under which a Member must acquire a specific amount of Capital Stock as a condition of Membership.

Membership means all of the rights, privileges and obligations associated with being a Member of the Bank.

Membership Withdrawal Cancellation Fee means the fee the Bank may impose upon a Member who having given notice of its intent to withdraw from Membership, subsequently revokes that withdrawal notice.

Minimum Member Stock Investment means the minimum amount of Capital Stock that a Member is required to purchase and hold in order to be a Member and in order to obtain Loans from the Bank and to engage in other business activities with the Bank in accordance with this Plan. The Minimum Member Stock Investment shall be the sum of (a) the Member’s Member Loan Stock Purchase Requirement, plus (b) the Member’s Unused Borrowing Capacity Stock Purchase Requirement, plus (c) the Acquired Members Asset Purchase Requirement; provided, however, that the minimum investment of each Member in the Capital Stock of the Bank shall be no less than Ten Thousand Dollars ($10,000).

Minimum Regulatory Capital Requirement means the minimum regulatory capital requirement established for the Bank in either the Capital Regulation or by order of the Finance Board.

Notice to Members means any written notice from the Bank to the Members regarding any element of the Capital Plan, and also includes any electronic writing related to the Capital Plan, including electronic mail and posting on the Bank’s public or private web site.

Opt-Out Date means the date by which a Member wishing not to have its current stock converted into Capital Stock shall provide the Finance Board with written notice of its intent to withdraw from Membership.

Plan means the Capital Plan.

Principal Prepayment Fee means the fee charged by the Bank under the Advances, Collateral Pledge and Security Agreement when a Member pays off a Loan before maturity.

Recalculation/Conversion Date means the date upon which current stock shares are converted into Capital Stock shares and each Member’s Minimum Member Stock Investment is initially calculated.

Recalculated Stock Excess/Shortfall means the difference between a Member’s Minimum Member Stock Investment as determined on the Recalculation/Conversion Date and that Member’s stock holding immediately prior to the implementation of this Capital Plan, where an “excess” refers to a Minimum Member Stock Investment which is less than the Member’s Capital Stock holdings and a “shortfall” refers to a Minimum Member Stock Investment which is greater than the Member’s Capital Stock holdings.

Redemption Cancellation Fee means the fee the Bank may impose upon a Member who, having given Written Notice of its intent to redeem Capital Stock shares, subsequently revokes that Redemption request.

Redemption means the acquisition by the Bank of outstanding Capital Stock from a Member at par value following the expiration of the statutory Redemption request period.

Refcorp Obligations means the obligations under 12 U.S.C. 1441b(f)(2)(C) to contribute interest payments owed on obligations issued by the Resolution Funding Corporation.

Repurchase means the acquisition by the Bank of Excess Stock of a Member either on the Bank’s own initiative or prior to the expiration of the statutory Redemption request period.

Risk Assessment Procedures and Controls means the risk assessment procedures and controls to be used to manage the Bank’s credit, market, and operation risks approved by the Finance Board.

Short Term Investments mean cash and marketable investments with a stated maturity of one year or less that, as of the calculation date, are instruments in which the Bank may invest in full compliance with all Finance Board regulations, plus scheduled payments of principal and interest over the next year on all assets that are fully compliant with Finance Board regulations on the date of calculation. Such investments do not include Loans, Acquired Member Assets, or assets with a maturity longer than one year even if there is an optional or firm commitment to sell such assets within one year.

Transacted means the origination, repayment or renewal of a Loan.

Unused Borrowing Capacity for a Member equals maximum borrowing capacity as calculated per Exhibit B for banks, Exhibit C for thrifts, Exhibit D for Credit Unions and Exhibit E for Insurance Companies, less outstanding Member Loans, the aggregate maximum amount that may be lent under outstanding letters of credit, and the netted market value of intermediary derivative transactions.

Unused Borrowing Capacity Percentage means the percentage set by the Board of Directors from time to time that determines how much Capital Stock a Member must purchase in relation to its Unused Borrowing Capacity.

Unused Borrowing Capacity Stock Purchase Requirement serves as the Membership Stock Purchase Requirement based upon a Member’s Unused Borrowing Capacity as specified in this Plan.

Written Notice means a letter or other business writing, signed by an officer of the Member, sent by certified mail, return receipt requested, to the Bank’s Corporate Secretary at the Bank’s home office, currently 601 Grant Street, Pittsburgh, Pennsylvania, 15219.

SCHEDULE A

In Effect As Of January 13, 2005

Member Loan Stock Purchase Percentage		5%

Unused Borrowing Capacity Stock Purchase Percentage		.50%

Acquired Member Asset Stock Purchase Percentage		0%

Cap on Unused Borrowing Capacity Stock Purchase Requirement	$	N/A

Redemption Cancellation Fee		2%

Membership Withdrawal Cancellation Fee		2%

MBC Percentage		30%

EXHIBIT A

general instructions for maximum borrowing capacity (MBC) calculation:

I)	The Bank will calculate MBC on a quarterly basis using regulatory data approximately 60 days after each quarter end (see schedules for regulatory line items used).

The MBC used in determining annual Unused Borrowing Capacity Stock Purchase Requirement will be based on year-end December 31 regulatory data.

II)	MBC is based on the lower of total weighted (haircuted) qualifying collateral value or the level of residential housing finance assets (RHFA).

To determine total weighted qualifying collateral value, specific asset balances (market and/or book value) within each qualifying collateral category are derived from regulatory data. Those balances are weighted by applicable haircut percentages, and are then aggregated to arrive at total collateral value, netting out assets pledged to other creditors or other borrowings secured by qualifying collateral.

NOTE: The weighted value for other real estate-related collateral is limited by policy not to exceed a certain percentage of the final calculated MBC (“MBC Percentage”). The current MBC Percentage is set forth on Schedule A.

The RHFA level is determined by adding balances that represent all residential mortgage loan and mortgage-related securities assets.

example:

total weighted qualifying collateral method:

collateral category	balance	haircut	value
1. treasury & agency securities	$15,000	95%		$14,250
2. agency mortgage backed securities	$25,000	90%		$22,500
3. non-agency mortgage backed securities	$10,000	87%		$8,700
4. single-family residential mortgages (net of past dues)	$50,000	80%		$40,000
5. multi-family residential mortgages (net of past dues)	$7,000	65%		$4,550
6. other real estate-related (value limited by MBC Percentage)	$12,500	50%		$6,250
7. minus securities pledged to other creditors or other			-$	6,500

borrowings secured by qualifying collateral	total collateral value			$89,750

note:	for Mortgage Partnership Finance (MPF) participants, the maximum credit enhancement amount is deducted from the total collateral value.

     RHFA method:

collateral category	balance	haircut	value
1. all residential mortgage loans	$65,750	n/a	$65,750
2. all mortgage-related securities	$35,000	n/a	$35,000

	total RHFA value		$100,750

calculated MBC (lesser of total collateral or RHFA value):			$89,750

III)	The Bank may further refine a member’s MBC due to the following:

1.	collateral eligibility factors determined from on-site collateral audits.

2.	documented pledging activity not found in regulatory data.

3.	adjustments for affiliate collateral pledging.

EXHIBIT B

Line descriptions for MBC calculation — banks

For banks	(data from fed. depository inst. corp. call report)

qualifying collateral assets

			current	current
			blanket	specific	range for
	line	schedule/	collateral	collateral	collateral
category	description	line number	weighting	weighting	weighting
treasury and agency securities	ustreshfv	RC-B-0213	95%	90%	85% - 98%
	ustresafv	RC-B-1287	95%	90%	85% - 98%
	issbyaghfv	RC-B-1295	95%	90%	85% - 98%
	issbyagafv	RC-B-1298	95%	90%	85% - 98%
	issbyushfv	RC-B-1290	95%	90%	85% - 98%
	issbyusafv	RC-B-1293	95%	90%	85% - 98%
govt. and agcy. mortgage	passisshfv	RC-B-1705	90%	85%	80% - 93%
backed securities	passissafv	RC-B-1707	90%	85%	80% - 93%
	passgtyhfv	RC-B-1699	90%	85%	80% - 93%
	passgtafv	RC-B-1702	90%	85%	80% - 93%
	cmoisshfv	RC-B-1715	90%	85%	80% - 93%
	cmoissafv	RC-B-1717	90%	85%	80% - 93%
non-agency mortgage	passpvthfv	RC-B-1710	87%	82%	72% - 92%
backed securities	passpvtafv	RC-B-1713	87%	82%	72% - 92%
	cmocolhfv	RC-B-1719	87%	82%	72% - 92%
	cmocolafv	RC-B-1732	87%	82%	72% - 92%
	cmopvthfv	RC-B-1734	87%	82%	72% - 92%
	cmopvtafv	RC-B-1736	87%	82%	72% - 92%
1-4 fam. mtgs. - 1st lien	refamfstln	RC-C-5367	80%	75%	65% - 85%
(less troubled assets)	(CL1ST30-89)	(RCNC236)
	(CL1ST90MOR)	(RCNC237)
	(CL1STNACC)	(RCNC229)
multi-family mtgs.	remltagg	RC-C-1460	65%	60%	35% - 70%
(less troubled assets)	(resmul30-89)	(RC-N-5436 or 3499)
	(mltrs90mor)	(RC-N-5437 or 3500)
	(mltrsnonac)	(RC-N-5438 or 3501)
other real estate	recons - RE secured construction loans	RC-C-1415	50%	45%	35% - 70%
related & community	refarm - RE secured farmland loans	RC-C-1420	50%	45%	35% - 70%
financial inst. collateral	relineofcr - SF revolving, open-end loans	RC-C-1797	50%	45%	35% - 70%
(less troubled assets)	refamjrln - SF junior lien mortgage loans	RC-C-5368	50%	45%	35% - 70%
	renonfarm - nonfarm, nonresidential	RC-C-1480	50%	45%	35% - 70%
	farm - loans for agricultural production *	RC-C-1590	50%	45%	35% - 70%
	cilnsus - commercial, industrial loans *	RC-C- 1763	50%	45%	35% - 70%
NOTE: total limited to	(cnld30-89)	(RC-N- 5424 or 2759)
30% of total MBC	(const90mor)	(RC-N- 5425 or 2769)
	(constnonac)	(RC-N- 5426 or 3492)
	(frml30-89)	(RC-N- 5427 or 3493)
	(farm90mor)	(RC-N- 5428 or 3494)
* community financial	(farmnonac)	(RC-N- 5429 or 3495)
inst. eligible only	(revoe30-89)	(RC-N- 5398)
	(revrs90mor)	(RC-N- 5399)
	(revrsnonac)	(RC-N- 5400)
	(snfrn30-89)	(RC-N- 5439 or 3502)
	(nonrs90mor)	(RC-N- 5440 or 3503)
	(nonrsnonac)	(RC-N- 5441 or 3504)
	(agpf30-89) *	(RC-N- 1230 or 1594)
	(pdfrm90mor) *	(RC-N- 1231 or 1597)
	(farmnonacc) *	(RC-N- 1232 or 1583)
	(cmlpd30-89) *	(RC-N- 1606)
	(pdci90more) *	(RC-N- 1607)
	(cinonaccrl) *	(RC-N- 1608)
(less pledged securities)	(secpledge)	(RC-B-0416)
note: for Mortgage Partnership Finance (MPF) participants, the maximum credit enhancement amount is deducted from the total collateral value.

RESIDENTIAL HOUSING FINANCE ASSETS (no haircuts)
	line	schedule/
category	description	line number
revolving 1-4 mtgs.	relineofcr	RC-C-1797
1-4 fam. mtgs. - 1st lien	refamfstln	RC-C-5367
1-4 fam. mtgs. - junior lien	refamjrln	RC-C-5368
multi-family mtgs.	remltagg	RC-C-1460
govt. and agcy. mortgage	passisshfv	RC-B-1705
backed securities	passissafv	RC-B-1707
	passgtyhfv	RC-B-1699
	passgtafv	RC-B-1702
	cmoisshfv	RC-B-1715
	cmoissafv	RC-B-1717
non-agency mortgage	passpvthfv	RC-B-1710
backed securities	passpvtafv	RC-B-1713
	cmocolhfv	RC-B-1719
	cmocolafv	RC-B-1732
	cmopvthfv	RC-B-1734
	cmopvtafv	RC-B-1736

NOTE: The MBC is based on the lower of the qualifying collateral assets or residential housing finance assets.

EXHIBIT C

Line Descriptions for MBC Calculation

FOR THRIFTS	(from OTS Thrift Financial Report)

QUALIFYING COLLATERAL ASSETS
				range for
	LINE	CURRENT BLANKET	CURRENT SPECIFIC	collateral
CATEGORY	NUMBER(S)	COLLATERAL WEIGHTING	COLLATERAL WEIGHTING	weighting
US Government and	SC130	95%	90%	85% - 98%
Agency Securities

US Govt. Agcy. MBS	SC210	90%	85%	80% - 93%

Non-Agency and	SC215	87%	82%	72% - 92%
Other MBS	SC217	87%	82%	72% - 92%
	SC219	87%	82%	72% - 92%
	SC222	87%	82%	72% - 92%
1-4 Fam. Mtgs.	SC254	80%	75%	65% - 85%
(less troubled assets)	(pd123+pd223+pd323)
Multi-Family Mtgs.	SC256	65%	60%	35% - 70%

(less troubled assets)	(pd125+pd225+pd325)

Other Real Estate-	SC251 - revolving open end 1-4 mtg. loans	50%	45%	35% - 70%

Related & Community Financial	SC255 - junior lien 1-4 mtg. loans	50%	45%	35% - 70%
Institution Collateral
	SC230 - SF construction loans	50%	45%	35% - 70%
(less troubled assets)	SC235 - MF construction loans	50%	45%	35% - 70%
	SC240 - nonresidential constr. loans	50%	45%	35% - 70%
NOTE: total limited to	SC260 - mortgages on nonres. property	50%	45%	35% - 70%
30% of Total MBC	SC265 - mortgages on land	50%	45%	35% - 70%
	SC 300 - commercial, non-mtg., secured *	50%	45%	35% - 70%
* Community Financial	SC303 - commercial, unsecured *	50%	45%	35% - 70%
Institution eligible only
	SC306 - commercial, financing leases *	50%	45%	35% - 70%
	(PD 115/215/315)
	(PD 121/221/321)
	(PD 124/224/324)
	(PD 135/235/335)
	(PD 138/238/338)
	(PD 140/240/340) *
(less Other Borrowings	(SC72)
assumed collateralized)	exclude FHLB advances

Note: For Mortgage Partnership Finance (MPF) participants, the maximum credit enhancement amount is deducted from the total collateral value.

RESIDENTIAL HOUSING FINANCE ASSETS (No Haircuts)

	LINE
CATEGORY	NUMBER
Tot. Net Mortgage Loans	SC26

(less non-residential	(SC240+SC265+SC260)
property and land)
US Govt. Agcy. MBS	SC210

Non-Agency and	SC215
Other MBS	SC217
	SC219
	SC222

     NOTE: The MBC is based on the lower of the Qualifying Collateral Assets or Residential Housing Finance Assets.

EXHIBIT D

Line descriptions for MBC calculation - credit unions

For credit unions		(data from National Credit Union Administration reports)

qualifying collateral assets

		current	current
		blanket	specific	range for
		collateral	collateral	collateral
category	acct. codes	weighting	weighting	weighting

treasury and	741C	95%	90%	85% — 98%
agency securities	742C

govt. and agcy. mortgage	732	90%	85%	80% — 93%
backed securities

non-agency mortgage	733	87%	82%	72% — 92%
backed securities

1-4 fam. mtgs. - 1st lien		80%	75%	65% — 85%
fixed rate	704
adjustable rate	705

other real estate related		50%	45%	35% — 70%
collateral

revolving mortgage loans	708
non first lien fixed rate loans	706
non first lien adj. rate loans	707

NOTE: total limited to 30% of
total MBC

less other collateralized	860C
borrowings

note:	for Mortgage Partnership Finance (MPF) participants, the maximum credit enhancement amount is deducted from the total collateral value.

  RESIDENTIAL HOUSING FINANCE ASSETS (no haircuts)

category	acct. codes

mortgage loans

first lien fixed rate	704
first lien adjustable rate	705
revolving mortgage loans	708
non first lien fixed rate loans	706
non first lien adj. rate loans	707

govt. and agcy. mortgage backed securities	732

non-agency mortgage backed securities	733

NOTE:	The MBC is based on the lower of the qualifying collateral assets or Residential Housing Finance Assets.

EXHIBIT E

Line descriptions for MBC calculation - insurance co.

For insurance companies	(data from audited financials and/or delivered collateral records)

qualifying collateral assets

	current	current
	blanket	specific	range for
	collateral	collateral	collateral
category	weighting	weighting	weighting

treasury and agency securities	95%	90%	85% — 98%

govt. and agcy. mortgage backed securities	90%	85%	80% — 93%

non-agency mortgage backed securities	87%	82%	72% — 92%

RESIDENTIAL HOUSING FINANCE ASSETS (no haircuts)

category

govt. and agcy. mortgage backed securities

non-agency mortgage backed securities

NOTE:	The MBC is based on the lower of the qualifying collateral assets or Residential Housing Finance Assets.